Exhibit 99.1

6711 Columbia Gateway Drive, Suite 300 Columbia, Maryland 21046 Telephone 443-285-5400 Facsimile 443-285-7650 www.copt.com NYSE: OFC NEWS RELEASE

FOR IMMEDIATE RELEASE	IR Contacts:
	Stephanie Krewson	Michelle Layne
	VP, Investor Relations	Investor Relations Specialist
	443-285-5453	443-285-5452
	stephanie.krewson@copt.com	michelle.layne@copt.com

CORPORATE OFFICE PROPERTIES TRUST

REPORTS FOURTH QUARTER & FULL YEAR 2010 RESULTS

COLUMBIA, MD February 9, 2011 — Corporate Office Properties Trust (COPT) (NYSE: OFC) today announced financial and operating results for the fourth quarter and full year ended December 31, 2010. Excluding costs associated with the purchase of operating properties, funds from operations (FFO) per diluted share for the fourth quarter and full year of 2010, respectively, were $0.70 and $2.36.

“The COPT team achieved 4.3 million square feet of leasing, the highest volume in the Company’s history, despite the challenges presented by the broader economy. We believe that this leasing momentum will continue into 2011,” stated Randall M. Griffin, Chief Executive Officer of Corporate Office Properties Trust. “In 2010, the COPT team further strengthened our portfolio’s ability to serve the needs of our U.S. Government and Defense Information Technology tenants through strategic acquisitions, dispositions and development starts,” he added.

2010 Full Year Highlights:

•                  Diluted earnings per share was $0.43 for the year ended December 31, 2010 as compared to $0.70 for 2009, a decrease of 39%.

•                  FFO per diluted share for 2010, excluding operating property acquisition costs, was $2.36, a 5% decline over 2009 full year results. Including acquisition costs, FFO per diluted share was $2.30 for 2010 versus $2.46 for 2009.

•                  Diluted adjusted funds from operations (Diluted AFFO) available to common share and common unit holders was $112.7 million for 2010 as compared to $119.8 million for 2009, a decrease of 6%. Diluted FFO payout ratio of 70%, excluding the effect of operating property acquisition costs, and a 94% Diluted AFFO payout ratio for the year.

•                  Same office property cash net operating income (NOI) decreased 1% for the year, excluding gross lease termination fees. Including gross lease termination fees, same office property cash NOI decreased 2% for the year.

•                  Leasing volume of 4.3 million square feet, a company record, and 1.1 million square feet more than the previous best year in 2008.

•                  Renewed 2.5 million square feet, equating to a 68% renewal rate.

•                  Placed in service 816,000 square feet in nine development properties. These properties were 77% leased at year end. Started construction on 732,000 square feet, all focused on the U.S. Government and Defense IT sectors.

•                  Acquired $317 million of strategic, high-quality assets ($202 million for office and $115 million for a wholesale data center).

•                  Increased quarterly common cash dividend 5.1% in September 2010.

Results:

For the fourth quarter ended December 31, 2010 — EPS was $0.18 for the quarter ended December 31, 2010 as compared to $0.08 for 2009, an increase of 125%. Excluding $470,000 (or $0.01 per diluted share) of acquisition costs, FFO for the fourth quarter ended December 31, 2010 totaled $52.7 million, or $0.70 per diluted share. Fourth quarter 2010 results represent a 27% increase on a per share basis from the $0.55 per diluted share, or $39.1 million of FFO for the fourth quarter of 2009. Including acquisition costs, FFO per diluted share for the fourth quarter of 2010 was $0.69 versus $0.52 reported in the fourth quarter of 2009.

For the year ended December 31, 2010 — EPS was $0.43 for the year ended December 31, 2010 as compared to $0.70 for 2009, a decrease of 39%. FFO, for the full year 2010, excluding $3.4 million (or $0.06 per diluted share) of acquisition costs, was $171.7 million, or $2.36 per diluted share. FFO per diluted share in 2010 represented a 5% decrease from the $2.49 per diluted share, or $173.3 million of FFO reported in 2009. Including acquisition costs, FFO per diluted share for 2010 was $2.30 as compared to $2.46 per diluted share for the full year 2009.

Operating Performance:

Portfolio Summary — At December 31, 2010, the Company’s wholly-owned portfolio of 252 office properties totaled 20 million square feet. The weighted average remaining lease term for the portfolio was 4.9 years and the average rental rate (including tenant reimbursements) was $25.56 per square foot. The Company’s wholly-owned portfolio was 88.2% occupied and 89.5% leased as of December 31, 2010.

Same Office Performance — The Company’s same office portfolio for the year ended December 31, 2010 represents 85% of the rentable square feet of its consolidated portfolio and consists of 230 properties. For the year ended December 31, 2010, the Company’s same office property cash NOI decreased 1%, excluding gross lease termination fees as compared to 2009. Including gross lease termination fees, same office property cash NOI decreased 2% for the year as compared to 2009.

Leasing — For the quarter ended December 31, 2010, 1.1 million square feet was renewed equating to an 84% renewal rate, at an average committed cost of $8.13 per square foot. Total rent on renewed space increased 3.3% on a straight-line basis, as measured from the straight-line rent in effect preceding the renewal date and decreased 4.6% on a cash basis. For renewed and retenanted space of 1.5 million square feet, total straight-line rent increased 3.7% and total rent on a cash basis decreased 4.5%. The average committed cost for renewed and retenanted space was $14.02 per square foot.

For the year, 2.5 million square feet was renewed equating to a 68% renewal rate, at an average capital cost of $7.84 per square foot. Total rent on renewed space increased 3.3% on a straight-line basis, as measured from the straight-line rent in effect preceding the renewal date and decreased 4.8% on a cash basis. For the year, 3.2 million square feet was renewed and retenanted. Total straight-line rent for renewed and retenanted space increased 2.3% and total rent on a cash basis decreased 5.6%. The average committed cost for renewed and retenanted space was $11.72 per square foot. The Company recognized lease termination fees of $3.4 million, net of write-offs of related straight-line rents and above- and below- market leases for the year ended December 31, 2010, as compared to $4.6 million for the year ended December 31, 2009.

Investment Activity:

Developments — At December 31, 2010, the Company had 3.2 million square feet under construction, development and redevelopment for a total projected cost of $698.5 million.

The Company controlled land at December 31, 2010 of 2,252 acres that can support up to 21.8 million square feet of development.

During the year, the Company entered two new submarkets by:

•                  Completing the formation of LW Redstone Company, LLC, a joint venture created to develop Redstone Gateway, a 468 acre land parcel adjacent to Redstone Arsenal in Huntsville, Alabama. The land is owned by the U.S. Government and is under a long term master lease to the joint venture through the Enhanced Use Lease program. The joint venture will work closely with Redstone Arsenal to create a business park that will total approximately 4.6 million square feet of office and retail space when completed, including 4.4 million square feet of Class A office space. In addition, the business park will include hotel and other amenities. The Company is the managing partner of the joint venture with a controlling interest and responsibility for development, leasing and management of the office space at Redstone Gateway. Development and construction of Redstone Gateway is expected to take place over a 15 to 20 year period.

•                  Acquiring 15 acres and the development potential of up to 978,000 square feet in the Northern Virginia submarket of Springfield. This project, known as Patriot Ridge, is adjacent to the new 2.4 million square foot National Geospatial Intelligence Agency (NGA) headquarters currently under construction at Fort Belvoir, the beneficiary of the largest BRAC gain of any military installation in the country.

Acquisitions — For 2010, the Company completed the following acquisitions totaling $317 million:

•                  152,000 square foot building for $40 million, located at 1550 Westbranch Drive in McLean, Virginia. The building is 100% leased to The MITRE Corporation.

•                  233,000 square foot wholesale data center known as Power Loft @ Innovation in Manassas, Virginia for $115.5 million. The shell of the data center was completed in early 2010 and the property was 17% leased, long term, on the acquisition date to two tenants who have a combined initial critical load of 3 megawatts and further expansion rights of up to a combined 5 megawatts. The Company expects to eventually complete the remaining development with an initial stabilization at 18 megawatts with additional development costs estimated upon acquisition at $166 million. Full critical load of the property is expected to be up to 30 megawatts.

•                  362,000 square feet in two Class A office buildings known as Maritime Plaza I and II in the Capitol Riverfront submarket of Washington, DC for approximately $119 million. In connection with the acquisition, we assumed a $70.1 million mortgage loan with a fixed interest rate of 5.35% that matures in March 2014. The buildings are subject to ground leases that expire in 2099 and 2100. The buildings are 100% leased with over 50% of the space leased to investment grade tenants in the Company’s targeted niche, such as Computer Sciences Corporation, General Dynamics and SAIC.

•                  183,000 square foot, shell-complete, office building for $43 million, located at 3120 Fairview Park Drive in Falls Church, Virginia.

Dispositions — During the year, the Company sold two properties in Dayton, New Jersey totaling 201,000 square feet for $20.9 million and recognized a gain of $780,000. The Company also sold a contiguous land parcel for $3 million and recognized a gain of $2.5 million.

Financing and Capital Transactions:

The Company executed the following significant transactions during the year:

•                  On April 7, 2010, the Company issued $240 million aggregate principal amount of 4.25% Exchangeable Senior Notes due 2030. The notes have an exchange settlement feature that provides that the notes may, under certain circumstances, be exchangeable for cash and our common shares at an initial exchange rate (subject to adjustment) of 20.7658 shares for $1,000 principal amount of the notes (equivalent to an exchange price of $48.16 per common share, a 20% premium over the closing price on the NYSE on the transaction pricing date). On or after April 20, 2015, the Company may redeem the notes in cash, in whole or in part, on each of April 15, 2015, April 15, 2020 and April 15, 2025, or in the event of a “fundamental change,” as defined under the terms of the notes. The Company used the proceeds for general corporate purposes, including repayment of borrowings under its unsecured revolving credit facility.

•                  On November 5, 2010, the Company issued 7.5 million common shares at a public offering price of $34.25 per share for net proceeds of $245.8 million after underwriting discounts but before offering expenses. The Company used the proceeds to pay down the Company’s unsecured revolving credit facility and for general corporate purposes.

•                  During 2010, the Company increased its revolving credit facility by $200 million, from $600 million to $800 million.

Balance Sheet and Financial Flexibility:

As of December 31, 2010, the Company had a total market capitalization of $5 billion, with $2.3 billion in debt outstanding, equating to a 46% debt-to-total market capitalization ratio. Also, the Company’s weighted average interest rate was 4.9% for the quarter ended December 31, 2010 and the Company had 78% of the total debt subject to fixed interest rates as of December 31, 2010.

For the year 2010, the Company’s EBITDA to interest expense coverage ratio was 3.01x, and the EBITDA fixed charge coverage ratio was 2.54x. Accounting for construction in progress, the Company’s adjusted debt to EBITDA ratio was 6.08x as of December 31, 2010.

Reconciliations of non-GAAP measures to the most directly comparable GAAP measures are included in the tables that follow the text of this press release.

Shareholder Return:

For 2010, the Company’s total shareholder return was essentially flat, lagging the NAREIT office sector and the Morgan Stanley REIT Index (RMS). However, for the three years ended December 31, 2010, the Company achieved the second highest total return among all office REITs. Additionally, the Company’s 456% total return for the last ten years ranks first among all office REITs and fourteenth among all equity REITs, based on numbers compiled by NAREIT as of December 31, 2010.

Conference Call:

The Company will hold an investor/analyst conference call:

Conference Call Date:	Thursday, February 10, 2011

Time:	11:00 a.m. Eastern Time

Telephone Number: (within the U.S.)	888-679-8035

Telephone Number: (outside the U.S.)	617-213-4848

Passcode:	74089715

Please use the following link to pre-register and view important information about this conference call. Pre-registering is not mandatory but is recommended as it will provide you immediate entry into the call and will facilitate the timely start of the conference. Pre-registration only takes a few moments and you may pre-register at anytime, including up to and after the call start time. To pre-register, please click on the below link:

https://www.theconferencingservice.com/prereg/key.process?key=PRQDHQKKG

You may also pre-register in the Investor Relations section of the Company’s website at www.copt.com. Alternatively, you may be placed into the call by an operator by calling the number provided above at least 5 to 10 minutes before the start of the call. A replay of this call will be available beginning Thursday, February 10 at 2:00 p.m. Eastern Time through Thursday, February 24 at midnight Eastern Time. To access the replay within in the United States, please call 888-286-8010 and use passcode 71577427. To access the replay outside the United States, please call 617-801-6888 and use passcode 71577427.

The conference calls will also be available via live webcast in the Investor Relations section of the Company’s website at www.copt.com. A replay of the conference calls will be immediately available via webcast in the Investor Relations section of the Company’s website.

Definitions:

Please refer to our Form 8-K or our website (www.copt.com) for definitions of certain terms used in this press release. Reconciliations of non-GAAP measures to the most directly comparable GAAP measures are included in the attached tables.

Company Information:

Corporate Office Properties Trust (COPT) (NYSE: OFC) is a specialty office real estate investment trust (REIT) that focuses primarily on strategic customer relationships and specialized tenant requirements in the U.S. Government and Defense Information Technology sectors and data centers serving such sectors. The Company acquires, develops, manages and leases office and data center properties that are typically concentrated in large office parks primarily located adjacent to government demand drivers and/or in strong markets that we believe possess growth opportunities. As of December 31, 2010, the Company owned 271 office properties totaling 21.1 million rentable square feet, which includes 20 properties totaling 1.1 million square feet held through joint ventures. The Company’s portfolio primarily consists of technically sophisticated buildings in visually appealing settings that are environmentally sensitive, sustainable and meet unique customer requirements. COPT is an S&P MidCap 400 company and more information can be found at www.copt.com.

Forward-Looking Information:

This press release may contain “forward-looking” statements, as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that are based on the Company’s current expectations, estimates and projections about future events and financial trends affecting the Company.  Forward-looking statements can be identified by the use of words such as “may,” “will,” “should,” “could,” “believe,” “anticipate,” “expect,” “estimate,” “plan” or other comparable terminology.  Forward-looking statements are inherently subject to risks and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate.  Accordingly, the Company can give no assurance that these expectations, estimates and projections will be achieved.  Future events and actual results may differ materially from those discussed in the forward-looking statements.

Important factors that may affect these expectations, estimates, and projections include, but are not limited to:

•                  general economic and business conditions, which will, among other things, affect office property demand and rents, tenant creditworthiness, interest rates and financing availability;

•                  adverse changes in the real estate markets including, among other things, increased competition with other companies;

•                  the Company’s ability to borrow on  favorable terms;

•                  risk of real estate acquisition and development, including, among other things, risks that development projects may not be completed on schedule, that tenants may not take occupancy or pay rent or that development or operating costs may be greater than anticipated;

•                  risks of investing through joint venture structures, including risks that the Company’s joint venture partners may not fulfill their financial obligations as investors or may take actions that are inconsistent with the Company’s objectives;

•                  changes in our plans or views of market economic conditions or failure to obtain development rights, either of which,  could result in recognition of impairment losses;

•                  our ability to satisfy and operate effectively under federal income tax rules relating to real estate investment trusts and partnerships;

•                  governmental actions and initiatives; and

•                  environmental requirements.

The Company undertakes no obligation to update or supplement any forward-looking statements. For further information, please refer to the Company’s filings with the Securities and Exchange Commission, particularly the section entitled “Risk Factors” in Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

Corporate Office Properties Trust

Summary Financial Data

(unaudited)

(Amounts in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Revenues
Real estate revenues	$123,765	$108,737	$459,800	$423,984
Construction contract and other service revenues	27,637	69,553	104,675	343,087
Total revenues	151,402	178,290	564,475	767,071
Expenses
Property operating expenses	47,019	42,567	179,419	157,154
Depreciation and amortization associated with real estate operations	35,347	27,261	123,236	108,529
Construction contract and other service expenses	27,154	68,230	102,302	336,519
General and administrative expenses	6,103	5,965	24,008	23,240
Business development expenses	691	2,149	4,197	3,699
Total operating expenses	116,314	146,172	433,162	629,141
Operating income	35,088	32,118	131,313	137,930
Interest expense	(26,878)	(23,273)	(101,865)	(82,187)
Interest and other income	7,626	215	9,568	5,164
Income from continuing operations before equity in income (loss) of unconsolidated entities and income taxes	15,836	9,060	39,016	60,907
Equity in income (loss) of unconsolidated entities	1,005	134	1,376	(941)
Income tax expense	(33)	(27)	(108)	(196)
Income from continuing operations	16,808	9,167	40,284	59,770
Discontinued operations	(56)	379	2,391	1,529
Income before gain on sales of real estate	16,752	9,546	42,675	61,299
Gain on sales of real estate, net of income taxes	—	—	2,829	—
Net income	16,752	9,546	45,504	61,299
Less net income attributable to noncontrolling interests
Common units in the Operating Partnership	(862)	(463)	(2,116)	(4,495)
Preferred units in the Operating Partnership	(165)	(165)	(660)	(660)
Other consolidated entities	(201)	170	32	185
Net income attributable to COPT	15,524	9,088	42,760	56,329
Preferred share dividends	(4,026)	(4,026)	(16,102)	(16,102)
Net income attributable to COPT common shareholders	$11,498	$5,062	$26,658	$40,227

Earnings per share “EPS” computation:
Numerator for diluted EPS:
Net income attributable to common shareholders	$11,498	$5,062	$26,658	$40,227
Amount allocable to restricted shares	(264)	(247)	(1,071)	(1,010)
Numerator for diluted EPS	11,234	4,815	25,587	39,217

Denominator:
Weighted average common shares - basic	63,404	57,604	59,611	55,930
Dilutive effect of share-based compensation awards	236	413	333	477
Weighted average common shares - diluted	63,640	58,017	59,944	56,407

Diluted EPS	$0.18	$0.08	$0.43	$0.70

Corporate Office Properties Trust

Summary Financial Data

(unaudited)

(Amounts in thousands, except per share data and ratios)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009

Net income	$16,752	$9,546	$45,504	$61,299
Add: Real estate-related depreciation and amortization	35,347	27,475	123,243	109,386
Add: Depreciation and amortization on unconsolidated real estate entities	119	159	631	640
Less: Gain on sales of previously depreciated operating properties, net of income taxes	4	—	(1,077)	—
Funds from operations (“FFO”)	52,222	37,180	168,301	171,325
Less: Noncontrolling interests - preferred units in the Operating Partnership	(165)	(165)	(660)	(660)
Less: Noncontrolling interests - other consolidated entities	(201)	170	32	185
Less: Preferred share dividends	(4,026)	(4,026)	(16,102)	(16,102)
Less: Depreciation and amortization allocable to noncontrolling interests in other consolidated entities	(157)	(242)	(1,402)	(493)
Less: Basic and diluted FFO allocable to restricted shares	(446)	(331)	(1,524)	(1,629)
Basic and diluted FFO available to common share and common unit holders (“Basic and diluted FFO”)	47,227	32,586	148,645	152,626
Less: Straight line rent adjustments	(2,047)	1,676	(4,599)	(3,847)
Less: Amortization of acquisition intangibles included in net operating income	(231)	(679)	(691)	(2,126)
Less: Recurring capital expenditures	(15,960)	(13,900)	(39,407)	(31,738)
Add: Amortization of discount on Exchangeable Senior Notes, net of amounts capitalized	1,503	772	5,314	2,955
Operating property acquisition costs	470	1,967	3,424	1,967
Diluted adjusted funds from operations available to common share and common unit holders (“Diluted AFFO”)	$30,962	$22,422	$112,686	$119,837

Weighted average shares
Weighted average common shares	63,404	57,604	59,611	55,930
Conversion of weighted average common units	4,412	5,078	4,608	5,717
Weighted average common shares/units - basic FFO per share	67,816	62,682	64,219	61,647
Dilutive effect of share-based compensation awards	236	413	333	477
Weighted average common shares/units - diluted FFO per share	68,052	63,095	64,552	62,124

Diluted FFO per share	$0.69	$0.52	$2.30	$2.46
Diluted FFO per share, excluding operating property acquisition costs	$0.70	$0.55	$2.36	$2.49
Dividends/distributions per common share/unit	$0.4125	$0.3925	$1.6100	$1.5300
Diluted FFO payout ratio, excluding operating property acquisition costs	61.7%	72.0%	69.6%	61.8%
Diluted AFFO payout ratio	95.0%	110.9%	93.9%	79.7%
EBITDA interest coverage ratio	3.36x	2.85x	3.01x	3.40x
EBITDA fixed charge coverage ratio	2.86x	2.38x	2.54x	2.78x
Debt to EBITDA ratio (1)	7.29x	8.41x
Adjusted debt to EBITDA ratio (2)	6.08x	7.30x

Reconciliation of denominators for diluted EPS and diluted FFO per share
Denominator for diluted EPS	63,640	58,017	59,944	56,407
Weighted average common units	4,412	5,078	4,608	5,717
Denominator for diluted FFO per share	68,052	63,095	64,552	62,124

(1) Represents debt divided by EBITDA for the three month period multiplied by four.

(2) Represents debt adjusted to subtract construction in progress as of period end divided by EBITDA for the three month period multiplied by four.

Corporate Office Properties Trust

Summary Financial Data

(unaudited)

(Dollars and shares in thousands, except per share data)

	December 31,	December 31,
	2010	2009
Balance Sheet Data (in thousands) (as of period end)
Properties, net of accumulated depreciation	$3,445,455	$3,029,900
Total assets	3,844,517	3,380,022
Debt, net	2,323,681	2,053,841
Total liabilities	2,521,379	2,259,390
Beneficiaries’ equity	1,323,138	1,120,632

Debt to total assets	60.4%	60.8%
Debt to undepreciated book value of real estate assets	57.2%	57.8%
Debt to total market capitalization	46.1%	44.6%

Property Data (wholly owned office properties) (as of period end)
Number of operating properties owned	252	245
Total net rentable square feet owned (in thousands)	19,990	19,086
Occupancy	88.2%	90.8%

Reconciliation of denominator for debt to total assets to denominator for debt to undepreciated book value of real estate assets
Denominator for debt to total assets	$3,844,517	$3,380,022
Assets other than assets included in properties, net	(399,062)	(350,122)
Accumulated depreciation on real estate assets	503,032	422,612
Intangible assets on real estate acquisitions, net	113,735	100,671
Denominator for debt to undepreciated book value of real estate assets	$4,062,222	$3,553,183

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
Reconciliation of tenant improvements and incentives, capital improvements and leasing costs for operating properties to recurring capital expenditures
Total tenant improvements and incentives on operating properties	$8,761	$2,359	$25,251	$13,931
Total capital improvements on operating properties	6,879	9,475	10,990	16,270
Total leasing costs on operating properties	4,573	2,801	9,265	7,232
Less: Nonrecurring tenant improvements and incentives on operating properties	(3,003)	(851)	(4,283)	(3,631)
Less: Nonrecurring capital improvements on operating properties	(1,342)	(117)	(1,866)	(1,457)
Less: Nonrecurring leasing costs incurred on operating properties	10	(186)	(59)	(1,102)
Add: Recurring capital expenditures on operating properties held through joint ventures	82	419	109	495
Recurring capital expenditures	$15,960	$13,900	$39,407	$31,738

Corporate Office Properties Trust

Summary Financial Data

(unaudited)

(Dollars in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
Reconciliation of common share dividends to dividends and distributions for payout ratios
Common share dividends	$27,597	$22,884	$98,510	$87,596
Common unit distributions	1,816	1,988	7,266	7,962
Dividends and distributions for payout ratios	$29,413	$24,872	$105,776	$95,558

Reconciliation of diluted FFO to diluted FFO available to common share and common unit holders, excluding operating property acquisition costs
Diluted FFO	$47,227	$32,586	$148,645	$152,626
Operating property acquisition costs	470	1,967	3,424	1,967
Diluted FFO available to common share and common unit holders, excluding operating property acquisition costs	$47,697	$34,553	$152,069	$154,593

Reconciliation of GAAP net income to earnings before interest, income taxes, depreciation and amortization (“EBITDA”)
Net income	$16,752	$9,546	$45,504	$61,299
Interest expense on continuing operations	26,878	23,273	101,865	82,187
Interest expense on discontinued operations	—	59	263	233
Income tax expense	33	27	119	196
Real estate-related depreciation and amortization	35,347	27,475	123,243	109,386
Depreciation of furniture, fixtures and equipment	642	676	2,576	2,425
EBITDA	$79,652	$61,056	$273,570	$255,726

Reconciliation of interest expense from continuing operations to the denominators for interest coverage-EBITDA and fixed charge coverage-EBITDA
Interest expense from continuing operations	$26,878	$23,273	$101,865	$82,187
Interest expense from discontinued operations	—	59	263	233
Less: Amortization of deferred financing costs	(1,696)	(1,125)	(5,871)	(4,214)
Less: Amortization of discount on Exchangeable Senior Notes, net of amounts capitalized	(1,503)	(772)	(5,314)	(2,955)
Denominator for interest coverage-EBITDA	23,679	21,435	90,943	75,251
Preferred share dividends	4,026	4,026	16,102	16,102
Preferred unit distributions	165	165	660	660
Denominator for fixed charge coverage-EBITDA	$27,870	$25,626	$107,705	$92,013

Reconciliation of same property net operating income to same office property cash net operating income and same office property cash net operating income, excluding gross lease termination fees
Same office property net operating income	$63,734	$62,642	$249,104	$257,096
Less: Straight-line rent adjustments	(433)	640	(137)	(3,305)
Less: Amortization of deferred market rental revenue	(661)	(623)	(2,145)	(1,983)
Same office property cash net operating income	$62,640	$62,659	$246,822	$251,808
Less: Lease termination fees, gross	(2,059)	(347)	(3,632)	(5,531)
Same office property cash net operating income, excluding gross lease termination fees	$60,581	$62,312	$243,190	$246,277

Reconciliation of debt, net to denominator for adjusted debt to EBITDA ratio
Debt, net	$2,323,681	$2,053,841
Less: Construction in progress	(386,195)	(270,376)
Denominator for adjusted debt to EBITDA ratio	$1,937,486	$1,783,465

Top Twenty Tenants of Wholly Owned Office Properties as of December 31, 2010 (1)

(Dollars in thousands)

				Percentage of	Total	Percentage	Weighted
			Total	Total	Annualized	of Total	Average
		Number of	Occupied	Occupied	Rental	Annualized Rental	Remaining
Tenant		Leases	Square Feet	Square Feet	Revenue (2) (3)	Revenue	Lease Term (4)

United States of America	(5)	74	3,133,808	17.8%	$95,049	21.1%	6.2
Northrop Grumman Corporation	(6)	17	1,259,167	7.1%	32,857	7.3%	6.6
Booz Allen Hamilton, Inc.		8	726,070	4.1%	21,311	4.7%	4.5
Computer Sciences Corporation	(6)	6	612,024	3.5%	18,788	4.2%	3.1
ITT Corporation	(6)	9	333,169	1.9%	8,095	1.8%	4.1
The MITRE Corporation		4	260,348	1.5%	8,044	1.8%	5.8
The Aerospace Corporation	(6)	3	247,253	1.4%	7,763	1.7%	4.1
CareFirst, Inc.		2	221,893	1.3%	7,661	1.7%	5.8
Wells Fargo & Company	(6)	6	215,620	1.2%	7,484	1.7%	7.4
L-3 Communications Holdings, Inc.	(6)	4	256,120	1.5%	7,484	1.7%	3.3
Integral Systems, Inc.	(6)	4	241,627	1.4%	6,205	1.4%	9.1
Comcast Corporation	(6)	7	308,332	1.7%	6,131	1.4%	2.8
The Boeing Company	(6)	5	192,719	1.1%	5,875	1.3%	3.9
AT&T Corporation	(6)	5	321,063	1.8%	5,490	1.2%	7.8
Ciena Corporation		5	263,724	1.5%	4,956	1.1%	2.2
General Dynamics Corporation	(6)	5	174,719	1.0%	4,679	1.0%	2.7
Unisys Corporation		1	156,695	0.9%	4,143	0.9%	9.4
The Johns Hopkins Institutions	(6)	5	140,837	0.8%	3,674	0.8%	5.9
Merck & Co., Inc.	(6)	2	225,894	1.3%	2,950	0.7%	1.6
First Mariner Bank	(6)	2	75,461	0.4%	2,929	0.7%	5.7

Subtotal Top 20 Office Tenants		174	9,366,543	53.1%	261,568	58.1%	5.5
All remaining tenants		709	8,260,979	46.9%	189,000	41.9%	3.9
Total/Weighted Average		883	17,627,522	100.0%	$450,568	100.0%	4.9

(1)   Table excludes owner occupied leasing activity which represents 170,855 square feet with total annualized rental revenue of $4.0 million and a weighted average remaining lease term of 4.9 years as of December 31, 2010.

(2)   Total Annualized Rental Revenue is the monthly contractual base rent as of December 31, 2010, multiplied by 12, plus the estimated annualized expense reimbursements under existing office leases.

(3)   Order of tenants is based on Total Annualized Rental Revenue.

(4)   The weighting of the lease term was computed using Total Rental Revenue.

(5)   Many of our government leases are subject to early termination provisions which are customary to government leases. The weighted average remaining lease term was computed assuming no exercise of such early termination rights.

(6)   Includes affiliated organizations or agencies.